UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

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ACUCELA INC.

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PAID ADVERTISEMENT

in it for sight April 7, 2015 Dear Fellow Acucela Shareholders: As independent directors of Acucela Inc., we are writing to express our full support of the current management team and the Company’s strategic vision. We are proud of Acucela’s work as a clinical-stage biotechnology company. Acucela specializes in discovering and developing novel drug candidates to potentially treat and slow the progression of sight-threatening ophthalmic diseases impacting millions of people worldwide. Toward that end, Acucela’s independent directors and management team are focused on creating value for all Acucela shareholders while integrating consideration of partners, employees, doctors and patients. As announced in a press release on March 15, 2015, Acucela must hold a special shareholders meeting on May 1, 2015 at the Company’s headquarters in Seattle, Washington. The purpose of this court-mandated special shareholders meeting is to vote on a shareholder proposal from SBI Holdings, Inc., calling for the removal of all current Acucela board members, other than Dr. Ryo Kubota, and electing a slate of four directors proposed by SBI to fill the resulting vacancies. SBI and Dr. Kubota have also made clear in other communications with the Company that if SBI is successful in reconstituting the board, it plans to reinstate Dr. Kubota as Acucela’s CEO. We recommend voting against the SBI proposal and we believe Dr. Kubota should not be reinstated as CEO. He was removed by the board from the CEO role for performance reasons, including lack of leadership, low employee morale, presiding over the significant decline in shareholder value since the IPO, and issues and concerns involving Dr. Kubota’s relationship with our pharmaceutical partner in Japan. We sincerely believe that SBI’s proposal, if successful, will change the Company’s strategy and put the Company at great risk. Thanks to the efforts of our current CEO, Brian O’Callaghan, Acucela has begun to rebuild its working relationship with our pharmaceutical partner in Japan to help ensure the successful completion of the current drug program. In addition, Mr. O’Callaghan has improved employee morale to historical highs at Acucela. Finally, Mr. O’Callaghan is a proven leader with a high level of business acumen appropriate for a CEO of a public company who has brought to Acucelaa strategic business plan for the first time in recent memory. We have invited SBI on numerous occasions to visit with the board and management, to perform financial and operational due diligence, to fully appreciate the complexity of the projects underway, and to learn what the independent directors have learned and the importance of the current management team to achieve the Company’s objectives. This offer to SBI stands and we call on SBI to engage with us so we can move forward in a manner beneficial to all of Acucela’s stakeholders. We are proud to be independent representatives of the local Seattle biotech community. Our dedicated employees are working hard every day to fulfill our mission of helping patients who are in need of ophthalmological advancements. We call on all Acucela shareholders to support the current leadership and reject the SBI proposal. Sincerely, Peter Kresel Glen Y. Sato Michael Schutzler AGUCELATM

Additional Information and Where to Find It

This release may be deemed to be solicitation material in respect of a proxy contest for the election of directors to the Board of Directors of Acucela. Acucela will be filing an information statement with the Securities and Exchange Commission (“SEC”) and Tokyo Stock Exchange (“TSE”). INVESTORS AND SECURITYHOLDERS ARE URGED TO READ THE INFORMATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED OR THAT WILL BE FILED WITH THE SEC AND TSE WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders will be able to receive the information statement and other relevant documents free of charge at the SEC’s web site at www.sec.gov, TSE disclosure at https://www.release.tdnet.info/index.html or from Acucela Investor Relations at 1301 Second Avenue, Suite 4200, Seattle, Washington 98101-3805 and http://ir.acucela.com/ or http://ir.acucela.jp/.

Participants in Solicitation

Acucela and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of a proxy contest for the election of directors to the Board of Directors of Acucela. Information regarding the interests of Acucela’s directors and executive officers in the proxy contest will be included in Acucela’s definitive information statement.